Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Alpha Teknova, Inc. 2016 Stock Plan, as amended, the Alpha Teknova, Inc. 2020 Equity Incentive Plan, as amended, the Alpha Teknova, Inc. 2021 Equity Incentive Plan, and the Alpha Teknova, Inc. 2021 Employee Stock Purchase Plan of our report dated April 2, 2021, (except for paragraphs three through six of Note 17, as to which the date is June 21, 2021), with respect to the financial statements of Alpha Teknova, Inc. included in its Registration Statement on Form S-1, as amended (No. 333-256795) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, CA

June 29, 2021